Exhibit 10.10

Distribution Contract between:

Raimund Mundorf, Liebigstrassc 110 50823 Köln, Germany, in the following text called supplier.

and:

Audiyo Inc., 27 Kimberly Court, Richmond Hill, Ontario, Canada, L4E 4C6,tel:
416-414-2558

1.         Area: The distributor will sell all products of the suppliers company products which are related to the home & car audio audio market to Canada. The distributor will be a sole distributor for the mentioned areas.

The distributor is not allowed to sell Mundorf products to the US or to other countries where Mundorf distributors are established. The distributor is allowed to sell car audio products of Mundorf to the US.

2.         Status of distributor: This means, that all kind of costumers will be able to buy from the distributor. Specially such as industries, dealers and private persons. Mundorf will not supply home audio products direct to anybody or any company (exeption see §3) in the mentioned area.

3.         Industrial costumers are supplied direct from Mundorf when the orders value is more than 2000 €. Complete OEM crossovers are supplied by Mundorf direct to the industry.

4.         Beginning of sole distributorship: The contract will be valid after receiving the payment of 5,000 € for an initial order.

5.         Minimum yearly turnover: There will be a three years test phase. Regarding this test phase the following is confirmed.

The minimum yearly net turnover is:

First year	:	10,000 €
Second year	:	15,000 €
Third year	:	20,000 €

This yearly turnover amounts are the basic condition for the sole distributorship. If the confirmed turnover is not reached at the end of a year during of the test phase, the contract ends at the end of the year. Base for the calculation is the payed turn over during the 1st of June and the 31st of May.

After reaching the confirmed turnover at the end of the 3rd year, the contract is prolonged for next 5 years. During this five years the yearly turn over has to be increased 6% every year. If this target is not reached for two years, the contract ends at the end of the second year. At the end of this period, yearly turn over has to be 30,000 € minimum.

6.         Yearly turn over discount system: Mundorf will apply a yearly turnover discount system:

Yearly turn over	Discount
>= 20,000 €	1.5%
>= 30,000 €	2%

7.         Pricing & Transport: All prices are ex factory, including packaging. The risk of transportion and loss is on the distributors side. Mundorf will organize a forwarder and even a transport insurance on distributors behalf and demand.

8.         Place of fulfilment and jurisdiction is Cologne/Germany.

The settlement of the contractual relationship as well as of all occurring orders and their performance are solely ruled by the German law. Contradictious law of other States as well as the international UN Commercial Law are abandoned.

9.         Payment terms: Payment in advance.

Payment are allowed by bank remittance only. Neither checks nor bills exchange are accepted. All costs of payment are in charge of the distributor.

The shipment, or –if the supplier can’t supply out of stock- the production of the ordered items will take place after receiving the payment. The supplier will do his best to guarantee short lead times.

/s/ Simon Au May 27, 2004
Date, signature for Audiyo

/s/ Raimund Mundorf
Date, signature of Raimund Mundorf